Exhibit 5.1

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA 19103-2799

215.981.4000

Fax 215.981.4750

July 22, 2010

Destination Maternity

456 North Fifth Street

Philadelphia, PA 19123

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

Reference is made to the registration statement on Form S-8 (the “Registration Statement”) of Destination Maternity Corporation, a Delaware corporation (the “Company”), filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement covers a total of 70,000 shares of common stock, par value $0.01 per share, of the Company (the “Shares”) for issuance pursuant to the employment agreement, dated as of May 10, 2010 (the “Employment Agreement”), between the Company and Emilia Fabricant.

We have examined the Registration Statement, including the exhibits thereto, the originals or copies, certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation and the Bylaws of the Company, each as amended to date, the Employment Agreement and such other documents as we have deemed appropriate in rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the authenticity of all documents submitted to us as copies of originals.

Based on the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the Employment Agreement (and any underlying award agreements), will be legally issued, fully paid, and non-assessable.

Our opinion is limited to the Delaware General Corporation Law and the federal securities laws, each as in effect as of the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

/s/ Pepper Hamilton LLP
PEPPER HAMILTON LLP